Exhibit 99.1

For Immediate Release:	Contact:	Patrick Dennis Chief Financial Officer (203) 629-9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports First Quarter Estimate

•	Book value per share will be within the range of $30.09 to $30.19
•	Adjusted Economic book value[1] per share will be within the range of $39.95 to $40.05
•	Diluted EPS for the first quarter will be in the range of $0.05 to $0.07 per share

Rye, New York, April 21, 2016 – Associated Capital Group, Inc. (NYSE: AC) announced today that book value per share at March 31, 2016 will be within the range of $30.09 to $30.19.  Adjusted Economic book valuea per share at the end of the first quarter 2016 will be within the range of $39.95 to $40.05.  Diluted EPS for the first quarter ended March 31, 2016 will be within the range of $0.05 to $0.07 per share versus $0.09 per share for the comparable quarter in 2015. Assets Under Management (“AUM”) were $1.13 billion at March 31, 2016 as compared to $1.03 billion at March 31, 2015 and $1.08 billion at December 31, 2015.

We will be issuing further details on our financial results in early May.

About Associated Capital Group, Inc.

AC owns a 93.9% interest in Gabelli Securities, Inc. (“GSI”). GSI and its wholly owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios. The business earns fees from its advisory assets, and income (loss) from proprietary trading and investment portfolio activities. The advisory fees include management and incentive fees. Management fees are largely based on a percentage of the portfolios assets under management. Incentive fees are based on the percentage of profits derived from the investment performance delivered to clients' invested assets. GSI is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

a See definition of Adjusted Economic book value included in the discussion of non-GAAP financial measures on page 2.

The Company operates its institutional research services business through G.research, a wholly owned subsidiary of GSI. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended. Through G.research, it provides institutional research services and acts as an underwriter. G.research is regulated by the Financial Industry Regulatory Authority.

NOTE ON NON-GAAP FINANCIAL MEASURES

a.
Management believes the analysis of Adjusted Economic book value ("AEBV") and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company's financial condition during the period in which it builds its core operating business. For GAAP purposes, the $250 million note from GAMCO to AC (“GAMCO Note”), which was issued to the Company as part of the spin-off transaction, is treated as a reduction in equity for the period all or a portion of it is outstanding. The GAMCO Note is expected to be paid down ratably over five years or sooner at GAMCO’s option. As the GAMCO Note pays down, the Company's total equity will increase, and once the GAMCO Note is fully paid off by GAMCO, the Company's total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, without reducing equity for the period all or any portion of the GAMCO Note is outstanding.  The calculation of AEBV per share at March 31, 2016 is shown below:

Associated Capital Group, Inc.
Reconciliation of Book Value to Adjusted Economic Book Value

	Per Share	Per Share
Range of GAAP book value	$30.09	$30.19
Add: GAMCO Note	9.86	9.86
Range of Adjusted Economic book value	$39.95	$40.05

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.